EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of B. Riley Financial, Inc. on Amendment No. 1 to Form S-3 (File No. 333-203534) of our report dated March 30, 2015, with respect to our audits of the consolidated financial statements of B. Riley Financial, Inc. as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, appearing in the Annual Report on Form 10-K of B. Riley Financial, Inc. for the year ended December 31, 2014. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Melville, NY

May 22, 2015